Exhibit 99.1

COTY APPOINTS MARKUS STROBEL EXECUTIVE CHAIRMAN AND INTERIM CEO

NEW YORK – December 22, 2025 Coty Inc. (NYSE: COTY) (Paris: COTY) (“Coty” or “the Company”) today announced that Markus Strobel will become Executive Chairman of the Board and Interim Chief Executive Officer, effective January 1, 2026.

Strobel joins Coty after a distinguished 33-year career at Procter & Gamble, where he most recently served as President of P&G’s Global Skin & Personal Care business that included a multi-billion-dollar portfolio of more than 12 global brands. He is widely recognized for driving category and organizational transformation across P&G Beauty and for revitalizing SK-II into a leading prestige skincare brand in Asia. During his tenure, Strobel held senior roles across Beauty & Grooming spanning fine fragrance, hair care, and grooming. This included leading prestige brands like Gucci, Dolce & Gabbana, Valentino and Hugo Boss as part of his fragrance assignment. He spearheaded modernization of innovation, product supply, marketing and go-to-market strategies, and operating capabilities across North America, Greater China, Japan, Korea and Europe for his businesses.

As Executive Chairman and Interim CEO, Strobel will lead Coty at a pivotal moment for the Company. With a strategic review of the Consumer Beauty business underway, and the full support of the Board, Strobel sees significant opportunity to reinforce Coty’s leadership in beauty and unlock multiple avenues for profitable growth and expansion.

Strobel commented, “I am delighted to join Coty at this important juncture. Building on Coty’s strong foundations, I see tremendous potential to accelerate growth, strengthen our position in prestige and mass beauty, and deliver sustainable value for shareholders, partners, and consumers worldwide.”

Strobel succeeds Peter Harf, who will retire from Coty’s Board after more than three decades of service, and Sue Nabi, who will step down as Chief Executive Officer following a five-year tenure. Harf’s leadership helped shape Coty into a global beauty leader, while Nabi oversaw the launch of several blockbuster fragrances, including Burberry Goddess, and materially reduced Coty’s financial net leverage to ~3x. Both leave Coty with a strong foundation for future profitable growth.

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.

Learn more at coty.com or on LinkedIn and Instagram.

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